Exhibit 10.6

Binding Capital Contribution Agreement / Carta de Compromiso de Contribución de Capital

Fecha/Date: October 27th, 2024

Part I: Introduction and Purpose / Parte I: Introducción y Objeto

Sport City Cadiz, S.L., a limited liability company organized under the laws of Spain, with its principal office at Calle Portugal 2, Pol. Ind. El Trocadero, Puerto Real, 11100, Cádiz, Spain, and Nomadar Corp., a corporation organized and domiciled in the United States at 5015 Hwy 59 N, Marshall, Texas, 75670, USA have agreed to establish binding terms for a conditional capital contribution, intended to support the business development of Nomadar Corp. upon its successful listing on NASDAQ.

Sport City Cadiz, S.L., una sociedad de responsabilidad limitada organizada bajo las leyes de España y con sede en Calle Portugal 2, Pol. Ind. El Trocadero, Puerto Real, 11100, Cádiz, España, y Nomadar Corp., una corporación constituida y domiciliada en los Estados Unidos 5015 Hwy 59 N, Marshall, Texas, 75670, USA, han acordado establecer los términos vinculantes para una contribución de capital condicionada, destinada a apoyar el desarrollo comercial de Nomadar Corp. una vez que esta se encuentre listada en NASDAQ.

Under this binding agreement (hereinafter, the “Agreement”), and contingent upon Nomadar Corp.’s successful listing on NASDAQ, Sport City Cadiz, S.L. will contribute a total of ten million dollars ($10,000,000.00 USD) in equity capital over 2025 and 2026. In consideration, Nomadar Corp. will issue shares equivalent to the amount of each capital contribution, valued at the market price per share on the date each contribution is made.

Según este acuerdo vinculante (en adelante, el “Acuerdo”) y condicionado al listado exitoso de Nomadar Corp. en NASDAQ, Sport City Cadiz, S.L. aportará un total de diez millones de dólares ($10,000,000.00 USD) en capital social entre los años 2025 y 2026. A cambio, Nomadar Corp. emitirá acciones equivalentes al valor de cada aportación de capital, tomando como referencia el precio de mercado de las acciones en la fecha de cada contribución.

Part II: Capital Contribution Details / Parte II: Detalle de las Contribuciones de Capital

Year 2025: Sport City Cadiz, S.L. agrees to contribute a total of five million five hundred thousand dollars ($5,500,000.00 USD), to be disbursed as follows:

●	$2,000,000.00 USD on June 30, 2025
●	$2,000,000.00 USD on September 15, 2025
●	$1,500,000.00 USD on November 15, 2025

These phased contributions align with Nomadar Corp.’s anticipated cash flow and project milestones.

Año 2025: Sport City Cadiz, S.L. se compromete a contribuir un total de cinco millones quinientos mil dólares ($5,500,000.00 USD), a distribuir de la siguiente forma:

●	$2,000,000.00 USD el 30 de junio de 2025
●	$2,000,000.00 USD el 15 de septiembre de 2025
●	$1,500,000.00 USD el 15 de noviembre de 2025

Estas contribuciones escalonadas están alineadas con las necesidades de flujo de efectivo y los hitos del proyecto de Nomadar Corp.

Year 2026: Sport City Cadiz, S.L. commits to a capital contribution of four million five hundred thousand dollars ($4,500,000.00 USD), to be distributed as follows:

●	$2,500,000.00 USD on March 30, 2026
●	$2,000,000.00 USD on June 30, 2026

Año 2026: Sport City Cadiz, S.L. se compromete a una contribución de capital de cuatro millones quinientos mil dólares ($4,500,000.00 USD), a distribuir de la siguiente manera:

●	$2,500,000.00 USD el 30 de marzo de 2026
●	$2,000,000.00 USD el 30 de junio de 2026

Part III: Conditions Precedent / Parte III: Condiciones Previas

A key condition for the fulfillment of each capital contribution is that Nomadar Corp. remains listed on the NASDAQ stock exchange at the time of each scheduled contribution.

Una condición esencial para el cumplimiento de cada aportación de capital es que Nomadar Corp. se mantenga listada en el mercado de valores NASDAQ en el momento de cada contribución programada.

Part IV: Issuance of Shares / Parte IV: Emisión de Acciones

Upon each capital contribution, Nomadar Corp. shall issue a number of shares of Class A common stock, equivalent to the contributed amount, calculated at the prevailing share price on the contribution date. These shares will be fully paid and non-assessable, and will entitle Sport City Cadiz, S.L. to the rights and privileges as defined in Nomadar Corp.’s bylaws. The purchase price per share shall be, in accordance with applicable NASDAQ rules, the greater of (a) the NASDAQ consolidated closing bid price of the common stock immediately preceding the date of the capital contribution; and (b) the lower of (i) the NASDAQ Official Closing Price (as reflected on Nasdaq.com) immediately preceding to the date of the capital contribution, or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of the capital contribution.

The issuance of shares of common stock in connection with each capital contribution shall be subject to the approval of the board of directors of Nomadar Corp., at a duly called meeting of the board of directors, or otherwise by unanimous written consent of the board of directors.

At the time Sport City Cadiz, S.L. was offered securities as contemplated under this Agreement, and at the time of this Agreement, Sport City Cadiz, S.L. is, either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Tras cada contribución de capital, Nomadar Corp. emitirá una cantidad de acciones de clase A de acciones ordinarias equivalente al importe aportado, calculado al precio de la acción vigente en la fecha de la contribución. Estas acciones estarán totalmente pagadas y serán no evaluables, otorgando a Sport City Cadiz, S.L. los derechos y privilegios definidos en los estatutos de Nomadar Corp. El precio de compra por acción será, de acuerdo con las normas aplicables de NASDAQ, el mayor de: (a) el precio de oferta de cierre consolidado de NASDAQ de la acción ordinaria inmediatamente anterior a la fecha de la contribución de capital; y (b) el menor de (i) el precio de cierre oficial de NASDAQ (según se refleja en Nasdaq.com) inmediatamente anterior a la fecha de la contribución de capital, o (ii) el precio de cierre oficial promedio de NASDAQ de la acción ordinaria (según se refleja en Nasdaq.com) durante los cinco días de cotización anteriores a la fecha de la contribución de capital.

La emisión de acciones ordinarias en relación con cada contribución de capital estará sujeta a la aprobación del consejo de administración de Nomadar Corp., en una reunión debidamente convocada del consejo de administración, o bien mediante el consentimiento unánime por escrito del consejo de administración.

En el momento en que a Sport City Cadiz, S.L. se le ofrecieron valores según lo previsto en este Acuerdo, y en el momento de este Acuerdo, Sport City Cadiz, S.L. es, o bien: (i) un “inversionista acreditado” según se define en la Regla 501(a) de la Ley de Valores de 1933, enmendada (la “Ley de Valores”), o (ii) un “comprador institucional calificado” según se define en la Regla 144A(a) de la Ley de Valores.

Part V: Governing Law and Dispute Resolution / Parte V: Ley Aplicable y Resolución de Disputas

This Agreement shall be governed by the laws of Delaware, USA, with respect to the issuance of shares by Nomadar Corp., and by the laws of Spain with respect to the obligations of Sport City Cadiz, S.L. In the event of any dispute, claim, or controversy arising out of or relating to this Agreement, including issues of its existence, validity, or termination, it shall be exclusively resolved in the courts of Cádiz, Spain, to whose jurisdiction and venue the parties irrevocably submit.

Este acuerdo se regirá por las leyes de Delaware, EE. UU., en lo que respecta a la emisión de acciones por parte de Nomadar Corp., y por las leyes de España en lo que respecta a las obligaciones de Sport City Cadiz, S.L. En caso de disputa, reclamación o controversia que surja de este acuerdo o en relación con él, incluyendo cualquier cuestión relativa a su existencia, validez o terminación, será resuelta exclusivamente en los juzgados de Cádiz, España, a cuya jurisdicción y competencia las partes se someten de forma irrevocable.

Part VI: Termination / Parte VI: Rescisión

This Agreement may only be terminated as follows:

(1) Upon mutual written Agreement of the parties; or

(2) By Sport City Cadiz, S.L. on the twelve (12) month anniversary of the date of this Agreement if, on such date, the common stock of Nomadar Corp. (or any successor thereto) is not listed and traded on a trading market of Nasdaq Stock Market LLC, or another national U.S. securities exchange.

Este Acuerdo solo podrá ser rescindido de la siguiente manera:

(1) Por acuerdo mutuo y escrito de las partes; o
(2) Por Sport City Cadiz, S.L., en el aniversario de doce (12) meses a partir de la fecha de este Acuerdo si, en dicha fecha, las acciones ordinarias de Nomadar Corp. (o de cualquier sucesor de esta) no están listadas y cotizando en un mercado de negociación de Nasdaq Stock Market LLC, u otra bolsa de valores nacional de EE. UU.

Acceptance / Aceptación

By signing below, both parties accept the terms and conditions outlined in this Agreement.

Al firmar a continuación, ambas partes aceptan los términos y condiciones establecidos en este Acuerdo.

Signatures / Firmas

For Sport City Cadiz, S.L. / Por Sport City Cadiz, S.L.

/s/ Manuel Ignacio Díaz Charlo Cargo
Nombre/Name:	Manuel Ignacio Díaz Charlo Cargo
Position:	CEO

For Nomadar Corp. / Por Nomadar Corp.

/s/ Iván Contreras Cargo
Nombre/Name:	Iván Contreras Cargo
Position:	CEO